Exhibit 99.1

Transcript of Staples, Inc. Conference Call

Held on August 19, 2008, 8:00 a.m ET

Operator

Good day, ladies and gentlemen. And welcome to the Corporate Express integration plans and preliminary second quarter performance conference call. I will be your coordinator for today. At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to the host for today’s call, Laurel Lefebvre, Vice President of Investor Relations.

Laurel Lefebvre  — Staples, Inc. - VP, IR

Good morning and thanks for joining us. Before we begin I want to point out that certain remarks we may make about management’s future expectations, forecasts, plans and prospects, constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors which are discussed or referenced under the heading risk factors and elsewhere in our most recent Form 10-Q and other documents on file with the SEC. Please note that during this call we’ll refer to Staples’ preacquisition performance and expected future performance excluding the impact of Corporate Express as Staples’ core business. With me today are Ron Sargent, Chairman and Chief Executive Officer and John Mahoney, Vice Chairman and Chief Financial Officer. With that I’ll turn the call over to Ron.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Thanks for calling in this morning. John and I wanted to give you an update on Corporate Express. Where we are so far, and where we’re going with the business in the future. Over the years, we worked pretty hard to create one of the world’s best office products Company. We’ve done this by investing in our business during both good times and challenging times and the Corporate Express acquisition is just another example of investing for the future.

For many years, the Staples’ team has delivered strong financial results through consistent execution, as well as a focus on customer service. At the same time, we’ve managed our balance sheet carefully, which has put us in a position of strength and has given us an opportunity to make a game-changing acquisition like this one. We think that Corporate Express is a perfect fit with Staples. This deal transforms us into a global, $27 billion multi-channel Company. The acquisition helps us build our worldwide footprint. It fuels our long-term growth. And most importantly, it’s a transaction that drives shareholder value. This morning, I’ll recap the rationale behind the acquisition and also lay out our early plans to achieve the expected synergies and after that I’ll turn the call over to John who will go into more detail about the financial aspects of the acquisition and also give you an update on the challenging trends we’re seeing in our core business, driving disappointing second quarter performance.

Let me begin by giving you a snapshot of Staples prior to the acquisition. Pre-acquisition we sold office products and services in 22 countries through multiple channels in three major business segments. Our North American retail business had sales of $10 billion last year and operating profit margin of 9.5%. North American delivery, it’s our second largest and most profitable segment with 2007 sales of $6.6 billion and operating margin of 10.8%. Sales for our international segment were $2.7 billion in 2007, with approximately $2.5 billion coming from our retail and delivery operations in Europe. International’s 2007 operating margin was 3.6%.

In early July, Corporate Express became a part of Staples. Corporate Express had sales of close to $8 billion in 2007. The Company has a widespread distribution network spanning North America, Europe and Australia with close to 18,000 employees and operations in 21 countries. When you put the two together, today Staples is a Fortune 100 Company with 94,000 associates worldwide and $27 billion in sales. The deal transforms Staples from a predominantly retail Company into a global distribution Company with a strong retail network. Before the acquisition, 60% of our sales came from our bricks and mortar locations and the other 40% from delivery operations. Now that ratio is reversed with about 60% of our sales through delivery channels and 40% through retail. That’s more than $15 billion in annual delivery sales. The acquisition has also significantly expanded our international business. Staples used to do 14% of our business outside of North America and today this number is 23%.

Let me walk you through the strategic rationale of the acquisition. First of all, the deal instantly gives us capabilities to serve the large customer segment in new geographies. We didn’t operate any contract business in Canada or Europe before and now we’ll be able to serve the large customer segment in those important markets. We believe that this additional sale will accelerate both our top and bottom line growth. The Corporate Express transaction also adds a successful contract business in Australia and in New Zealand where we’ve never operated before. And in total, the combination expands our presence to 27 countries across five continents. Even more importantly, the deal more than doubles the size of our contract business in North America, where we see the most opportunity for synergies going forward with greater economies of scale and shared best practices, we plan to drive meaningful efficiencies in our cost structure in North America.

We will now have a much more global supply chain, providing a better platform to bring greater value and resources to all of our businesses and customers. Corporate Express also allows us to expand our offering in five key lines of business. They have a sizable promotional products business which combined with Staples promotional products makes us a powerhouse in this category. Corporate Express is ahead of us in furniture and adding their quality of product and delivery capability significantly improves our offer. They’ve also done a great job with facility supplies which includes environmentally friendly cleaning products and they also have well-developed forms printing and data center supplies, categories where Staples has never played. All told, these categories fill out our offering and make us an even more attractive supplier to contract customers.

The deal will be immediately accretive. We expect modest accretion this year and much more meaningful accretion next year. As a result of combining these two companies we expect total annual synergies to build to a range of approximately 200 million to $300 million over the three-year integration period. Our opportunities in North America have the potential to create immediate value while the additional capabilities and critical mass we now have in Europe provide significant longer term upside. The synergies we’re working on will largely be achieved in four major areas. Procurement savings, overhead reduction, sharing of best practices, and logistics network efficiencies. We expect the quickest and most significant savings in the area of procurement. We’re currently reviewing and comparing all vendor contracts that Staples and Corporate Express had in common and where differences are found, we will expect our suppliers to provide the more favorable terms. Additionally, we are now twice the size of our closest office superstore competitor and this should offer us great competitive advantage due to economies of scale and will help us obtain better terms from vendors in future negotiations resulting in better prices for our customers. Greater scale will also favorably impact the cost to develop owned brand products.

Not only do we expect to buy better from our office product suppliers, we also expect significant savings in other procurement areas. Things like transportation, IT, hardware, software license, telecommunication services and travel.

The second area where we expect significant synergies is from reducing overhead expense. We’re currently working on the optimal organizational structure and expect to make key staffing decisions during the next few months.

Third, we believe that there’s a big upside in sharing best practices between the two companies. Some specific opportunities for improvement include increasing the average order size, reducing the number of small orders in our mix, and increasing Internet penetration which drives down customer service expense and decreases product returns. We also expect to drive higher productivity from the salesforce. The last element and probably the longest to fully achieve will be in the area of supply chain efficiencies, particularly here in the United States. While we should see substantial early benefits from increased route densities, the rationalization of our combined networks will take longer due to the complexity of the systems involved and our aim to provide great customer service. We plan to move cautiously and expect it may take several years before we have a fully integrated warehouse network.

In addition to cost savings we also expect synergies that will drive revenue. While there was significant overlap between the products and services Staples and Corporate Express offered, there were also many lines that only one Company carried. As a result, we expect to increase product sales to existing customers of both Staples and Corporate Express.

So, how are we organizing our business to go after these synergies? Well, we have a long tenured leadership team focused on integrating as well as growing the combined businesses. An integration steering committee consisting of senior leaders from Staples and Corporate Express meet regularly to oversee the process and has already established time lines for achieving our synergy goals. We’ve created more than a dozen integration teams charged with planning time lines and implementing action plans and these teams report into the steering committee every month. Integration efforts will be focused first on the US, then Canada and then Europe.

Shira Goodman who is our EVP of Marketing here at Staples is leading Staples’ global integration efforts and Tim Beauchamp, Corporate Express SVP of Distribution Operations is heading up the US integration effort. We’re also very pleased that Corporate Express brings a great deal of leadership talent to our combined organization. We’ve created a new international structure which is now being led by Peter Ventress, all business units outside of North America report directly to Peter and we’re excited to have him heading up this business which will play a significant role in Staples’ long-term success. Jay Baitler is going to head up the new combined contract business in North America and will continue to report to Joe Doody, President of North American delivery. Jay Mutschler, former President of Corporate Express US operations will report to Jay Baitler and will oversee Staples National Advantage, the portion of our contract business that focuses on Fortune 1000 customers. We are maintaining our SNA and SBA organizations and have begun to realign the Corporate Express salesforce to fit into our organizational structure. We’re also happy to have many other key leaders join staples to strengthen our team, including Mike Zahra, who heads up the Canadian Contract business, Peter Damman who leads the contract business in Europe and Grant Harrod, Managing Director and CEO of Corporate Express Australia.

Many of you have asked about our brand strategy and how we plan to go to market. The answer is we plan to quickly convert Corporate Express to Staples in North America and in Europe and for now we’ll continue to use the Corporate Express brand in Australia and New Zealand. Our long-term plan is to evolve to the Staples brand worldwide with a few exceptions such as the Quill brand here in the United States. We feel great about how the integration is progressing but we know combining the two large, complex organizations won’t happen overnight. There will undoubtedly be some challenges along the way and we have to keep our eye on the core business during this process. Our teams understand how important it is to successfully run and grow our business while at the same time integrating the two businesses. The news of the acquisition has been very well received by our customers and we will remain focused on meeting their needs by moving quickly and thoughtfully as we work to realize synergies.

Our North American delivery and European teams both have a solids track record of integrating acquisitions and despite the fact that we’ve only been working together for a few weeks we’ve got a lot of momentum and have already achieved a number of quick wins and let me just highlight a couple of those quick wins. Corporate Express was recently awarded a core supplies account from the state government and Staples was awarded the paper and toner account for that same state government. Representatives from both management teams worked with the customer to combine the two into a single award which not only improves their customer service, it also improves our profitability.

Second of all, the combination of Staples copy business and Corporate Express’ print business is helping to expand share wallet and expand relationships with existing customers. Corporate Express customers have already asked for digital copying bids for copy services that Corporate Express stand alone was not able to provide. One of Corporate Express business unit was able to negotiate contract terms with a delivery service provider. Giving Corporate Express the exact same rates as Staples gets and here one phone call saved millions of dollars.

As I mentioned earlier, we’ve already begun to move quickly on salesforce integration. We’ve taken over 100 Corporate Express salespeople who were focused on their mid-market acquisition efforts and put them into Staples’ unique training program. We’ll be ready to deploy them in September into the much more effective Staples mid-market model where we’re seeing the best growth in our portfolio. I’m confident that with the expertise and talent of our integration teams which are comprised of both Staples and Corporate Express leaders, we will successfully combine these two companies while continuing to provide great service to our customers.

I’ll now turn the call over to John so he can walk you through the impact of the acquisition on our capital structure, discuss preliminary second quarter results for our core business and outline our expectations for future performance. John?

John Mahoney  — Staples, Inc. - EVP, CFO

Thanks, Ron. This morning I’ll review the details of the transaction, update you on our preliminary core business results during the second quarter and then discuss our expectations for the rest of the year. Just to recap the deal, Staples successfully completed the tender offer for the capital stock of Corporate Express and repaid most of its debt. Total equity was approximately $2.9 billion and the debt that we repaid was valued at approximately $1.5 billion. The total cash out was about $4.4 billion, net of cash acquired. We fully expect our investment to provide returns above our cost of capital.

How did we pay for this acquisition and what’s the impact on our capital structure? As Ron mentioned, our financial strength put us in very good position to complete this acquisition, despite tough market conditions.

Let me just review the financing of the deal. We funded the acquisition through a combination of our $3 billion bridge loan together with existing cash reserves and our $750 million revolving credit agreement. The $3 billion bridge facility back stops a commercial paper program which we launched in early July. We currently have about $3 billion in outstanding commercial paper. Our commercial paper average days outstanding is about 30 days, and the interest rate is roughly 3%. Looking ahead, we’ll create a more permanent capital structure when market conditions are appropriate through a public bond issue. Interest rates and actual mix of maturities will depend on market conditions. We completed the acquisition while maintaining a strong investment grade credit rating. Going forward our philosophy regarding capital structure and cash deployment has not changed. We’ll continue to reinvest cash back into the business, where we expect to achieve returns greater than our cost of capital. We plan to continue to pay a cash dividend and to resume share buybacks once our credit metrics look more like what we had prior to the deal. In the near term, we’ll use our free cash flow to pay down short-term debt.

In terms of reporting, you’ll continue to see the same three business segments, all of Corporate Express North American operations will be reported under our North American delivery segment with everything else falling into our international segment. Please note that going forward, in addition to excluding stock compensation from our segment operating income, we’ll also be excluding non-recurring integration and restructuring costs. Ron described key areas of potential synergies we expect to achieve as we integrate Corporate Express into Staples. Going forward you should see these synergies drive ongoing improvement in margins. However as we integrate Corporate Express into our existing business, it will become increasingly difficult to precisely track and measure those synergy dollars that have been captured. For example, we’re in the process of blending the Corporate Express salesforce into our contract business and as a result of our ongoing efforts to drive share of wallet improvements and efficiencies in our contract operations, both will benefit from legacy Staples and legacy Corporate Express businesses.

Turning to an update of our core business, we’ve seen tough economic conditions continue to cause revenue weakness in all segments of our business. For the second quarter, core business sales were up 3%, while diluted earnings per share decreased by about 15%. Our North American retail top line sales decreased 1%, and comparable store sales decreased 7% versus last year, reflecting lower customer counts and average tickets. Our North American delivery segment continued to grow above the market rate, but slowed with top line increasing 2%. Finally, our international business saw top line sales growth slow as sales increased approximately 17% in US dollars and 6% in local currency. Europe comparable store sales were also impacted by weakness in customer traffic and lower average order size, decreasing 7% versus 2007.

Despite our disappointment in our sales and earnings performance, we’re very pleased with our results in customer service and variable expense management. We’re also happy with our new merchandising initiatives, excellent inventory control and our strong free cash flow.

So what does that mean for the back half? We don’t anticipate that the current sales trends will turn around right away so we now expect low single digit top line growth for the year. At the same time, we’re firmly committed to maintaining strong customer service levels and investing in growth ideas. So we now expect core EPS on a diluted basis for 2008 to be about flat with last year’s adjusted EPS of $1.42. As you know, we’re planning to report our second quarter results including the month of July for Corporate Express in a couple of weeks. With the inclusion of Corporate Express results for the month of July, we expect the deal to have no impact to EPS for the second quarter and for the back half of the year we expect the deal to be slightly accretive, then building to more significant accretion in 2009.

As a result of the acquisition, the Company’s estimated incremental interest expense is a little more than $100 million in the back half of 2008. The Company’s preliminary forecast for amortization of intangibles is a range of 50 million to $70 million for the same period and we expect these expenses to double in 2009. Additionally, we anticipate booking integration and restructuring costs. While it’s still very early to have firm estimates of these numbers, we’d anticipate a range of 30 million to $40 million in the back half of 2008 and a range of 50 million to $70 million next year.

Taking a look below the operating income line, we anticipate our effective tax rate for 2008 to be approximately 34.5%, as we develop our tax planning strategy for 2009 and beyond, with the inclusion of Corporate Express, we’ll look for additional opportunities to reduce our tax rate. You should note that the purchase accounting NOLs that we acquired with Corporate Express provide a cash benefit but will not impact our effective tax rate. We expect to be able to use a portion of NOLs in various jurisdictions and these will be included as a deferred tax asset and have the potential to reduce future cash tax payments. We anticipate strong free cash flows from the combined business that could approach $1 billion for the full year after 500 million to $550 million in capital expenditures.

The current tough environment has made it increasingly difficult to improve profitability while maintaining the strength of our franchise through investments in growth initiatives and customer service. Our acquisition of Corporate Express demonstrates our optimism about the future of the industry as we continue taking the right steps to maintain our leadership and build on our foundation for long-term growth.

Before we open the call up for questions, I would like to make a couple of administrative announcements. We’ll be hosting an Investor Day at our headquarters in Framingham on October 29, and 30, where we’ll provide you with some additional insight into our integration plans, have you meet new members of our team and update you on all aspects of our business. We also expect to conduct our quarterly earnings call a couple weeks later than usual through the remainder of the year, as we work to integrate Corporate Express accounting systems and processes. We’ll announce those dates once they’ve been formalized. At this time, Ron and I would be happy to take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Our first question comes from the line of Matthew Fassler with Goldman Sachs. Please proceed.

Matthew Fassler  — Goldman Sachs - Analyst

Thanks a lot. Good morning and congratulations on getting this deal done.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Good morning, Matt.

Matthew Fassler  — Goldman Sachs - Analyst

Good morning. Two questions, if I could. First of all, the first question on the legacy business, it looks like if you look at the drivers of the earnings decline it was probably more so margin this quarter than revenue, though I would imagine the revenue shortfall contributed. Can you talk about kind of how the operating margins trended by business at least directionally in terms of where you bore the brunt of the blow?

John Mahoney  — Staples, Inc. - EVP, CFO

As you know, we’re going to talk in some detail about that September 3. But directionally I would just say that as we’ve gone through the year, the gross margin dollars that we’ve seen generated by the relative lack of sales have not been enough to offset the operating expense that we feel is necessary to continue to maintain great customer service and to be able to deliver the kind of results that we expect to long-term. So given that we expect that this is going to be relatively short-lived, we have not drastically or draconianly cut back on expenses in the operating areas and so you’re right, our operating margin is down but I would tell you that the model remains intact and it’s largely the fact that our gross margin dollars, because of the slower sales, have not been at a rate that allows us to maintain the business at a status that we think benefits the long-term.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Matt, as you know, sales cures all ills I think in most business and I think it’s safe to say that we’re seeing a slowdown in both the consumer and to some extent the business side and the frustrating thing is the slowing economy also seems to be spreading a bit to Europe. But at the same time, we recognize that there’s a business cycle and that every five years there’s going to be a recession. It’s going to last 13 to 20 months. And the last recession I guess was 2001, I think we had seven quarters of negative comps. I guess this is our fifth quarter of negative comps. And like I said last quarter, I think we’re kind of bumping along the bottom. I don’t think the trend is down from here. I think hopefully the trend is up from here. But at some point, I think you’ve got to make a decision that you’re not going to make short-term decisions that are going to harm your business long-term and that’s kind of where we are. We’ve decided that we’ve got to protect the franchise and we’re not going to mortgage our future by continuing to cut expenses to the bone. We’re going to continue to provide great service.

Matthew Fassler  — Goldman Sachs - Analyst

To the extent your expectations for the second half in terms of your earnings growth look to be a little better than those for the second quarter, is that a function of the seasonal softness in Q2 that just makes it a bit tougher?

Ron Sargent  — Staples, Inc. - Chairman, CEO

Q2 is a tough quarter because it’s our smallest quarter of the year which makes it harder to leverage anything.

Matthew Fassler  — Goldman Sachs - Analyst

Got you. And then a second question, on the deal. If you could just give us an early look at what the long run distribution footprint looks like. It sounds like that will be the longest path if you will to your ultimate end game. Can you give us some visibility into what that end game looks like here.

Ron Sargent  — Staples, Inc. - Chairman, CEO

I’ll take a stab at it. Our first focus is on the US. We think the US is what’s going to pay for the bulk of the deal. We think the synergies are very large in the US compared to Canada where we don’t operate that business or Europe where we don’t operate that business we think there’s some there.

On a distribution side, Corporate Express in the US has 21 distribution centers. They’ve got nine in Canada. And Staples has 22 distribution centers in the US and five in Canada. So we’re looking at all of those and unfortunately we haven’t had the opportunity to do months and months of due diligence to see exactly what we’re going to do but I think in some cases there’s a capacity to combine two facilities into one. I think in some cases there’s two small facilities that can’t handle the volume so we probably close two and open one. But it will take some time. Somebody was saying the other day, we bought Quill in 1998 and we just consolidated the last distribution center 10 years later. Because we want to do it very carefully and not disrupt customers.

We do think there’s some quick hits, particularly on the area of delivery. They also have I think 1100 trucks doing delivery. We have about 700 trucks doing delivery. We think the quick hit will be on the density side in terms of the delivery and then as we consolidate product lines, systems, that will allow us to consolidate some distribution centers. I think distribution is on a three year plan, if you will. I think distribution probably gets under way in earnest in year three.

Matthew Fassler  — Goldman Sachs - Analyst

Thank you for the color.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Thanks, Matt.

Operator

Next question comes from the line of Chris Horvers with JPMorgan. Please proceed.

Chris Horvers  — JPMorgan - Analyst

Thanks and good morning.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Good morning, Chris.

Chris Horvers  — JPMorgan - Analyst

Can you talk about the 200 million to $300 million in synergy that’s you’re referring to, does that include any improvement that you can derive in the profitability of the core Corporate Express business? And also, when you talked about the doubling of expenses next year, are you referring to interest as well?

John Mahoney  — Staples, Inc. - EVP, CFO

The answer is yes. The estimate for both interest and amortization is double for next year, both of them are. As far as the synergies are concerned, I think that we believe that the synergies are effectively defined as either specific cost savings or improvements that we can make in the business. So yes, I think as we drive the operating margin rate for Corporate Express up, that will be included in the synergies that we’ve talked about so far. Now, as I also mentioned, as we combine — because in the US, the two businesses are exactly the same, as we combine them it’s going to be very difficult to be able to distinguish between some of the profitability improvement initiatives that will be under way at Staples that will benefit the Staples business as we’ve talked about moving our operating margin up over time, and those that are directly related to Corporate Express. But clearly, you should look for the NAD operating margin to expand over the next several years. Some of it will be driven by synergy and some of it will be driven by productivity improvement.

Chris Horvers  — JPMorgan - Analyst

Just running through some basic math, if you said 200 to 300, pick the midpoint, that’s 250 of synergies, you’re taking interest on at 220 and then the amortization of 140, and then you add back the 70, you kind of start next year — you kind of starting out with maybe a $40 million headwind? I mean, am I looking at that the wrong way?

John Mahoney  — Staples, Inc. - EVP, CFO

No, I think that’s reasonable.

Chris Horvers  — JPMorgan - Analyst

Okay. So then over time, it’s really — that’s what I’m trying to understand is if there’s — what’s the incremental opportunity outside that 200 to 300?

John Mahoney  — Staples, Inc. - EVP, CFO

I think as we sit here today, we’ve just begun our integration planning. The teams are reporting out the first time this week on a lot of their estimates and we have preliminary ideas but the range is very fairly broad at this point so we wanted to talk to you today about the things we feel very confident about.

Chris Horvers  — JPMorgan - Analyst

Got you. Then two quick follow-ups. First, the organic growth rate and NAD that you saw in 2Q and also is there any potential that if you had a two-year contract with some organization that they can back out of the contract as a result of this acquisition?

John Mahoney  — Staples, Inc. - EVP, CFO

I think as you know, the contract business is sort of a misnomer in the sense that there’s a mutual right to terminate the contract with reasonably short notice, usually around 90 days. So as with our retail business, you almost have to win your customer every day. It isn’t something that’s locked in for a long period of time. As we’ve done with other mergers, we’ll look carefully at the profitability of accounts, we’ll try and make sure that customers understand our value proposition. We’ve had a great deal of luck of continuing with most of the accounts that we’ve acquired in prior acquisitions. So we’ve assumed that there’s some turnover in accounts where the profitability might not meet our needs but overall we’re expecting that we’re going to work very hard to keep every single customer that we have in the portfolio.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Early indications from our customers is they’re happy about the expanded offering, in some cases Corporate Express account is happy to have the Staples buying clout and buying power behind them. I don’t expect a big turnover in customers as a result of this. In fact we’re hoping to grow our customer base because of this. Chris, you also asked about NAD growth, organic growth rate. I think John said it was 2% this quarter, this past quarter and I believe that prior quarter was 5. So it has slowed down a little bit from the 5 to the 2.

Chris Horvers  — JPMorgan - Analyst

Thank you.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Thanks, Chris.

Operator

Our next question comes from the line of Stephen Chick with Friedman, Billings, Ramsey. Please proceed.

Stephen Chick  — Friedman, Billings, Ramsey - Analyst

Hi, thanks.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Good morning, Stephen.

Stephen Chick  — Friedman, Billings, Ramsey - Analyst

Hey. I guess first off I was wondering if you could speak to the state of the Corporate Express business in terms of I guess what the LTM operating profit level is that you’re building synergies off of today maybe on a trailing basis and what the organic growth rate is for them?

John Mahoney  — Staples, Inc. - EVP, CFO

Well, I think they did announce their earnings for the last quarter and I think you’ll recall that their growth rate was about 4% on the revenue line. And their earnings were actually down from the prior year, slightly, but their operating margin rate has been a little less than half of ours overall. And we’re trying to get a better understanding of what drives that between both the US and Europe and that’s part of the work the synergy teams are working on to try and make sure that we have a really good understanding about how they operate and obviously we think that there’s some opportunities to improve productivity, whether it’s in the sales force or whether it’s in G&A and all of those will help us drive improvement in the profitability that they’ve achieved over time.

Ron Sargent  — Staples, Inc. - Chairman, CEO

When you look at the last — the 2007 operating margins, I guess US or the office products in North America is about in the 3s and Europe’s in the 3s, 3%. Printing is in the high 5s and Australia is little over 8% operating profit.

Stephen Chick  — Friedman, Billings, Ramsey - Analyst

Okay. And do you guys plan on — I mean, they’ve been pretty good about reporting organic growth rates in their business as you guys have in NAD. Do you plan on going forward, telling us what that organic growth rate is for Corporate Express, at least in the first year?

John Mahoney  — Staples, Inc. - EVP, CFO

Yes, I mean, we haven’t exactly concluded how we’re going to separate those and as I mentioned, as we merge the salesforces, it isn’t going to be very long before it’s going to be difficult to determine whether it’s Staples or Corporate Express in the US in particular. So we will certainly do our best to be as transparent as possible about the impact of the acquisition, but the level of precision we’re going to be able to achieve year in is probably not going to be great.

Stephen Chick  — Friedman, Billings, Ramsey - Analyst

Okay. And just so we understand, can you just define, when you say slightly accretive in this year, and then more meaningful next year, are we — what kind of numbers should we be thinking about? I mean, slightly accretive is that kind of $0.02 a share for ‘08 and what exactly would you — would you characterize more meaningful being for ‘09?

John Mahoney  — Staples, Inc. - EVP, CFO

I mean, again, we try and be as clear and transparent as we know and when we don’t know, we say we don’t know. And I think slightly accretive means slightly accretive in the sense that we haven’t been working at this for very long. We’ve got the synergy teams and the integration teams really under way for less than a month and so I think we can’t really be more precise than we’ve been so far.

Stephen Chick  — Friedman, Billings, Ramsey - Analyst

Okay. And last thing, if I could. The intangible amortization, the 50 million to $70 million this year and double next, what exactly is that related to and what’s the useful life of that? Is it short-term or is that something that’s going to actually continue for 10 years?

John Mahoney  — Staples, Inc. - EVP, CFO

Well, it varies somewhat. As you know, the purchase accounting rules today require that you try and identify any identifiable intangibles and amortize them over the useful life. Some of them would be things like customer lists and you can imagine a number of other intangibles that you might acquire, everything from the value of some processes, et cetera. So we’re in the process of getting the valuation work done and I would assume that those amortization periods would generally be relatively short, generally in the three to five year range, I would say.

Stephen Chick  — Friedman, Billings, Ramsey - Analyst

Thanks, guys.

Operator

Our next question comes from the line of Colin McGranahan with Bernstein. Please proceed.

Colin McGranahan  — Bernstein - Analyst

Good morning, thank you. I know it’s pretty early here but I was hoping you might be able to provide just a little bit of detail into some of the buckets where the overhead reduction will be focused and maybe a little bit more detail into what the specific integration costs will be, either in the back half of this year or next year, just to give us some color on what those buckets.

John Mahoney  — Staples, Inc. - EVP, CFO

I guess I can try and do the best I can. If you think about selling, general and administrative expense as overhead, we expect that the salesforce is going to get substantially more productive as we benchmark one salesforce against the other. We see room for improvement there. In all of the core administrative functions, whether it’s finance, HR, IT, all of the areas that traditionally scale with size, we see substantial opportunities to improve there, whether it’s being able to put more transactions through our transaction processing center or whether it’s being able to buy our benefits better with more scale through our HR group, we think overall we’re going to see substantial improvements in most of those areas.

Ron Sargent  — Staples, Inc. - Chairman, CEO

I mean, in terms of decisions about headcount specifically, I mean, we have told the organization that by 1st of October, we’ll have kind of an organizational structure in place that we think is the right one for the go forward company and I think we’ll announce that on October 1, and obviously treat people well who are impacted by some of those decisions.

Colin McGranahan  — Bernstein - Analyst

Okay. And integration cost, is that predominantly for, then, headcount reduction?

John Mahoney  — Staples, Inc. - EVP, CFO

I mean I think as we sit here today, there will be — you could imagine that there will be write-offs of software when we decide to go with one system versus another. There will be certainly severance. There will be retention payments made for people that are here temporarily as their job transitions. You can imagine that as we begin to take a look at our distribution centers, that there would be accrual for rent as we get out of some of those facilities. In general, those would be the nature of most of the expenses.

Colin McGranahan  — Bernstein - Analyst

Sounds like a sizable non-cash-portion then as well.

John Mahoney  — Staples, Inc. - EVP, CFO

Yes.

Colin McGranahan  — Bernstein - Analyst

You’ll detail that for us, obviously; right?

John Mahoney  — Staples, Inc. - EVP, CFO

As I said, we try and give you as much detail as we reasonably know. We thought it was important to give you some directional guidance now and I think between now and our earnings conference call and our analyst day, you’ll learn an awful lot more about what we’re planning.

Colin McGranahan  — Bernstein - Analyst

CapEx you said 500 to 550. Was that for ‘08? What do you think is a run rate that we should think about on a combined business level.

John Mahoney  — Staples, Inc. - EVP, CFO

That is for ‘08. Very early in the planning process, so I wouldn’t think that we would see substantial changes from that, but if you thought about 500 million to $600 million for ‘09, that’s probably as good an estimate as I can give without having done any capital budgeting for next year yet.

Colin McGranahan  — Bernstein - Analyst

Final question for you, on the tax side obviously it’s a fairly complex situation but there’s a very substantial NOL there. I think it’s what, about 1.8 billion euro of NOLs and Corporate Express said they didn’t think they could realize 1 billion of those in euros. What’s you’re preliminary view on how much of those NOLs you might be able to utilize?

John Mahoney  — Staples, Inc. - EVP, CFO

Well, as I said, there’s about I’d say $600 million of that that you lose as a result of a change in control. The remainder will generally get set up as a deferred tax asset on the balance sheet because as part of the purchase accounting, you have to recognize the fair value of the assets acquired and the liabilities assumed and so we’ll see those amounts put as a deferred tax asset on the balance sheet and we’ll be able to use those against future tax payments, so there will be a cash benefit but it doesn’t affect our tax rate going forward.

Colin McGranahan  — Bernstein - Analyst

But do you think you’d be able to actually utilize those through geographic movement of income and maybe earning income where those NOLs actually reside?

John Mahoney  — Staples, Inc. - EVP, CFO

I think we’ll be able to use a fairly substantial portion of them.

Colin McGranahan  — Bernstein - Analyst

Good. Thank you.

Operator

Our next question comes from the line of Dan Binder with Jefferies, please proceed.

Dan Binder  — Jefferies - Analyst

They didn’t get it right this time.

Ron Sargent  — Staples, Inc. - Chairman, CEO

You’re going to have to give them advice before the call.

Dan Binder  — Jefferies - Analyst

Anyway, just following up on the NOLs, just to be able to kind of net it out against what you paid, any sense of what the present value of those NOLs look like or is it too early?

John Mahoney  — Staples, Inc. - EVP, CFO

It’s really too early. It’s a very complex area where I think there’s two things at play. One is understanding how they originated in each of the countries where they originated and then the second is to try and make sure that we carefully plan so that we don’t do anything that would cause us to lose the benefit of those NOLs but I think the order of magnitude you heard. We had about 1.8 billion euros whereas we lost about 600 million as we go forward, we expect to be able to use a substantial portion of those. But again, they won’t affect the tax rate. They’ll affect — but they will benefit us from a cash perspective.

Dan Binder  — Jefferies - Analyst

Okay. Are you building in any sales attrition during this integration process that’s accounted for in the synergy estimates and if so, what does that look like? Is it 5% of the sales or 10% or—?

John Mahoney  — Staples, Inc. - EVP, CFO

I think that there’s two answers to that. For the purposes of our integration planning and the teams that we’re sending out there to work with customers, we’re assuming none. From the perspective of our financial planning for the models that we’ve — the guidance we’ve provided and the modeling we’ve done to achieve the numbers that we’ve talked about today, we’ve assumed modest loss of sales. Either because the profitability of accounts aren’t what they should be, or because for whatever reason, somebody’s not happy that Staples is now their contract supplier.

You may recall several years ago when we went to our lowest total delivery cost model, we had a number of accounts that weren’t really profitable and we went to them and said here’s what drives our profitability. We think we can’t work with you based on the current profitability of your business and here’s your 90 days notice and in most case this came back to us and said let’s work it out. Let’s figure it out. We understand better what you’re talking about and we lost very few. We’re expecting that same sort of result here. But we have provided for a modest loss.

Dan Binder  — Jefferies - Analyst

Okay. And then of the 2 million to $300 million synergies that you feel pretty confident about today, understanding that it or what it sounds like understanding that it might be more than that at some point, is that — can you take that and sort of break it down by the major categories that you’ve outlined here? Is 50% of it in purchasing or any kind of color you can give on the major categories there?

Ron Sargent  — Staples, Inc. - Chairman, CEO

It’s fairly early, but in a very course basis, it’s almost a third, a third, a third.

Dan Binder  — Jefferies - Analyst

Okay. And is it fair to say that if you had to put a guesstimate on it that we were more likely to exceed versus fall short on these?

Ron Sargent  — Staples, Inc. - Chairman, CEO

Well, we’re not going to give you numbers that we think we’re going to fall short on.

Dan Binder  — Jefferies - Analyst

Okay. The numbers do seem a little bit conservative. I guess we kind of anticipated that to some extent. If you were to look at potential upside to that, what do you think it could look like, if everything really went well?

Ron Sargent  — Staples, Inc. - Chairman, CEO

I think, Dan, we’re here early on in the process. We’re trying to give you as good an understanding as we have about what we feel very confident about. And since we haven’t even heard really the detailed report out of all the synergy teams yet, it would be awful difficult to say if there’s any upside at all but if there is, as we’ve talked about all along, our goal is to make their business, the Corporate Express business, look more like our business. Jay Mutschler from Corporate Express, he says this is a little like changing a tire while the car is driving at 50 miles an hour and to some extent it is. But I think we’ve got a pretty well-thought out approach and a plan and we’ve tried to segregate people who are working on integration from people who are running the core business because we don’t want to muck up our core business with people spending time on integration. It’s pretty analytical. It’s pretty methodical. It’s a little plodding. I feel pretty comfortable that we’re going to get the synergies that we outlined and hopefully a lot more.

Dan Binder  — Jefferies - Analyst

Can you give us any preliminary thoughts on where you can take the operating margins for the major divisions at Corporate Express, particularly US and Europe, longer term?

John Mahoney  — Staples, Inc. - EVP, CFO

I think, again, longer term it’s going to look just like Staples’ business and longer term we expect that we’ve talked about where we can get the operating margin to NAD to. So as time goes on, they’ll morph together and longer term you’ll see an NAD operating margin that looks like what we predicted it would be, 100 to 150 basis points higher than what we had in ‘07.

Ron Sargent  — Staples, Inc. - Chairman, CEO

I don’t think we’re coming off of our international goal of 7.5% as well. I think we’re going to be working — in fact, I think, if anything, this accelerates us getting there.

Dan Binder  — Jefferies - Analyst

Then lastly on the sourcing side, I think that you guys used the wholesaler or wholesalers a little bit more for certain businesses than Corporate Express. Can you give us an idea how that’s going to fall out for that part of the business?

John Mahoney  — Staples, Inc. - EVP, CFO

I think that’s one where the integration team is really just in the process of understanding the strategy for using the wholesaler, that each Company had and I think we’ll try and move to what we think is the best practice which combines best customer service and lowest cost.

Dan Binder  — Jefferies - Analyst

Great. Thanks.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Thank you, Dan.

Operator

Our next question comes from the line of Oliver Wintermantel with Morgan Stanley. Please proceed.

Oliver Wintermantel  — Morgan Stanley - Analyst

Yes, good morning.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Hi, Oliver.

Oliver Wintermantel  — Morgan Stanley - Analyst

I have a couple of questions regarding your capital structure going forward. Can you give us an idea of what your debt to EBITDAR target ratio over the next one or two years will be? And when you will plan to buyback stocks, what that ratio has to drop if you start buying back stocks again?

John Mahoney  — Staples, Inc. - EVP, CFO

I think you ought to think about what the credit characteristics are for us mid-investment grade, sort of BBB flat. It would be the target. So that if you talked about a debt to total capital ratio in the low 50s and I think if you had debt to EBITDAR, 3.5 or something, you’d be in the range.

Oliver Wintermantel  — Morgan Stanley - Analyst

Okay. One follow-up. After you’ve integrated Corporate Express, which segment or which geography would you consider as your growth engine going forward?

Ron Sargent  — Staples, Inc. - Chairman, CEO

I think we have growth opportunities in every part of the business. I mean, certainly North America is going to continue to grow for years to come. Obviously, in terms of share of market, probably the biggest opportunity over the next five years down the road is probably Europe. And internally, I’ve said over the next five years bulk of the growth is going to come out of North America, probably the five years after that the bulk of the growth is going to come out of Europe, both East and West Europe and then five years after that, probably the opportunities more like in Asia. So we’ve kind of got it teed up for the next 15 years and then after that we’ll let the next guy figure that out.

Oliver Wintermantel  — Morgan Stanley - Analyst

Okay. Lastly, can you just give us an update on your store opening plans, please?

Ron Sargent  — Staples, Inc. - Chairman, CEO

Sure. Like we said, over the last several years we’ve been opening around 100 stores a year and I think this year will be no exception. I think we’ll probably share a little more detail for the 2009 store plan at our upcoming analyst meeting in October. But this year I think we’re right on track to open the 100 stores that we, seems like we always open here.

Oliver Wintermantel  — Morgan Stanley - Analyst

Thank you very much.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Thank you, Oliver.

Operator

Our next question comes from the line of Todd Duvick with Banc of America. Please proceed.

Todd Duvick  — Banc of America - Analyst

Yes, good morning.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Good morning, Todd.

Todd Duvick  — Banc of America - Analyst

I had a follow-up on the fixed income side balance sheet question, really and I appreciate your comments in terms of your financial priorities near-term and what I’m wondering about is you’ve got about $3 billion of commercial paper on the balance sheet and with plans to pay down short-term debt I’m just wondering if roughly half of that is the amount that you might be looking to term out in the debt capital markets or if you could give us any color about how big the deal size might be?

John Mahoney  — Staples, Inc. - EVP, CFO

Sure. I think that the deal size will depend on market conditions and that we’ll be looking to create a capital structure or a debt instrument that gives us maturities that allow us to get our debt down over the next several years. Clearly, with some component of it more permanent so that we don’t have the refinancing risk that you would be concerned about if all of it was very short-term oriented. But we’ll be in a position after we announce our quarterly earnings to start to monitor the credit markets and take the temperature of what levels of maturity and what interest rates seem to be optimum for us. So I think it’s a little too early to tell right now what the total amount of the bond offering will be.

Todd Duvick  — Banc of America - Analyst

Fair enough. And then also, since you do have more of an international footprint today, when you look to tap that capital markets, would you primarily look at the US market or would you consider other markets as well?

John Mahoney  — Staples, Inc. - EVP, CFO

I mean, our experience previously we did have a euro bond issue a number of years ago and we found that it was a little bit more difficult to issue there. So I think in order to be able to balance our currencies we would be more likely to issue a US bond instrument and use swaps to be able to trade some of it in Europe.

Todd Duvick  — Banc of America - Analyst

Okay. Fair enough. Thank you very much.

John Mahoney  — Staples, Inc. - EVP, CFO

Thank you.

Operator

Our next question comes from the line of Kate McShane with Citigroup. Please proceed.

Kate McShane  — Citigroup - Analyst

Hi, good morning.

John Mahoney  — Staples, Inc. - EVP, CFO

Good morning, Kate.

Kate McShane  — Citigroup - Analyst

Can you talk a little bit more about the 7% comp store sales decline? Are you seeing weakness across the board in the US or are there certain regions that are weaker than others?

Ron Sargent  — Staples, Inc. - Chairman, CEO

I mean, when you report 7% negative same store sales, it’s hard to say anything is strong. It looks to me like everything is weak. You look at the kind of the trend throughout the quarter. Seemed like May was a little better so we had some optimism about the quarter. June and July were a little worse which got to us the minus 7 and August, it seems a little better but we’ve been fooled before. In terms of kind of geography, really I think probably Canada is coming back a little better than the US and obviously we’re seeing slower results in some of the areas of the country that are particularly hard hit by the mortgage crisis. I think Phoenix was one that jumped out at me. I think parts of Florida, parts of California, it really is a little mixed. But I wouldn’t say there’s wide, broad differences between the four regions of our US business. I think when you’re reporting minus 7, I would argue that it’s all bad.

Kate McShane  — Citigroup - Analyst

Okay. And this is a very small part of your business, but I wondered what the next steps were in terms of ending your relationship with Lyreco for your Australian business?

Ron Sargent  — Staples, Inc. - Chairman, CEO

We’re continuing to talk to Lyreco. We have a lot of respect for them and they’ve been a great partner for us for, gosh, almost a decade. I think it started with a handshake in the mid- ‘90s. That relationship is where if we have a European customer, our US customer that wants to be serviced in Europe they can handle that for us. Then obviously, if they have a European customer that wants to be servicing the United States, we’ve handled it for that. So we’re trying to make sure that we don’t do anything to disrupt our customers that is involved in that relationship, nor do we want to disrupt Lyreco’s customers that are involved. Ultimately we do have kind of a European partner now through the acquisition of Corporate Express and I think going forward, we’re going to have to work out how that relationship winds down.

Kate McShane  — Citigroup - Analyst

Okay. And then my final question is just the timing of synergies with the 200 to 300 over the next three years, is the bulk of that number coming in 2010 rather than 2011 fiscal year?

John Mahoney  — Staples, Inc. - EVP, CFO

I think as we said, we expect the value of the acquisition to get more accretive as the years goes on. I don’t think we have a very specific idea of the ramp today but as we said, we expect slight accretion this year and a little bit more in 2009 and it will increase through 2010.

Kate McShane  — Citigroup - Analyst

Okay. Thank you.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Thanks, Kate.

Operator

Our next question comes from the line of Gary Balter with Credit Suisse. Please proceed.

Gary Balter  — Credit Suisse - Analyst

Thanks. If I don’t ask questions they start forgetting the name.

John Mahoney  — Staples, Inc. - EVP, CFO

I thought it was Binder.

Ron Sargent  — Staples, Inc. - Chairman, CEO

I wanted the question to come from Seth.

Gary Balter  — Credit Suisse - Analyst

I’m going to follow up a little bit on Dan’s question for that. You had talked in the past about 10% operating margins. Sounds like you’re now pulling away from that even with Corporate Express in there. Is that what we should be thinking longer term?

John Mahoney  — Staples, Inc. - EVP, CFO

That’s what I’m thinking, yes.

Gary Balter  — Credit Suisse - Analyst

Could we ask, I’d like to ask a theoretical question because one of the concerns we get from clients is that you have not in the past focused as much on the contract stationery business. Obviously your big growth has been delivery and retail and then international and here, at the same time that things are slowing down a little bit, and if you have a struggling Company, it’s clearly an accretive acquisition but is it the right use of your capital and is it the right direction for the Company to go? Could you — obviously you’ve decided yes and the Board’s decided yes. Can you take us back in your thinking about looking at this versus other alternatives and why you decided to go in this direction.

John Mahoney  — Staples, Inc. - EVP, CFO

Let me start and then Ron can clean it up. I think that the opportunity is really very much delivery. We’ve seen over the last number of years the delivery business be our fastest growing and we’ve tried to go to market without regard to how customers buy from us, from delivery and over the last several years the contract business has far and away been our fastest growing business. A good part of that has come from our ability to be able to use the Staples linked platform to create a contract experience for much smaller accounts. So I think our view is that many of the assets that are deployed against contract, whether it’s websites, whether it’s delivery and distribution, are leveraged over all three delivery platforms, so I think that the question is really the value of the salesforce which of course is a variable cost. So we feel great about the ability to be able to address broadly the delivery market with multiple offers and we think Corporate Express is a wonderful addition to that because not only do they have a lot of great accounts, but they have some great electronics capabilities in their website. They have a great salesforce and we’ve already learned some interesting best practices from them in the delivery and distribution area. So I think it is a good strategic move and it is a good use of our capital. Remember, the delivery segment is our best return business of all of our segments.

Ron Sargent  — Staples, Inc. - Chairman, CEO

What we’re trying to create and maybe this is a little grandiose, but we’re really trying to create the quintessential 21st century retailer. I mean, multiple channels, stores, web, delivery, we’re trying to build a global brand. We think there’s huge leverage in kind of creating an own brand presence that makes people think of office supplies. So we think own brand is another big opportunity. When you look outside the United States, retail has not grown as fast as delivery and most Europeans still buy office supplies through delivery. Where in the US I think the mix is more retail than delivery I think when you look in Europe. Particularly in places like India and Asia, delivery and contract and relationships with larger customers is incredibly important to build your brand.

So I think any time you make an investment in your fastest growing business and one of your highest RONA business because you don’t have huge fixed costs in this business, and you’ve already got great infrastructure in place, to me it’s kind of a winning idea and there’s a lot of debate internally. You spend the money on the retail side or the catalog side or the contract side and we felt like given our lack of presence in Canada contract, Europe contract, Australia, New Zealand, and huge synergies in the US contract business we just thought this was a great opportunity and we typically are not a Company that likes to do things on an unfriendly basis but we fought so hard for Corporate Express because we thought there was such great, great opportunity for our shareholders and that’s kind of where we are today.

Gary Balter  — Credit Suisse - Analyst

Thank you. That’s very helpful.

Operator

Our next question comes from the line of David Barden with Banc of America. Please proceed.

David Barden  — Banc of America - Analyst

Thank you. Two quick questions. First of all, as you think about the new geographies you’re in, will you follow-up with retail in any of those markets? Is that a logical thought process or—?

Ron Sargent  — Staples, Inc. - Chairman, CEO

Like I said earlier, I think we want to be multi channel everywhere and I think ultimately we will have all those channels, web presence, catalog presence, contract and retail. I think obviously we have bit off a lot here and we want to make sure that we pay our bills and get our balance sheet back to where we would like it to be. And do I see us kind of using this as a platform for retail? I do. But I don’t see us using it as a huge platform for retail in the future. We have a lot of work to do to integrate this business well before we use it to enter new retail markets.

David Barden  — Banc of America - Analyst

I guess just on a different topic on that, just from a private label standpoint, I mean, how are you thinking about that going forward with the combined Company? I mean, A, who has a higher percentage of private label? And how will you go about that?

Ron Sargent  — Staples, Inc. - Chairman, CEO

I mean, I think we’ve been very clear. I felt we would have to do a lot of research and we didn’t have to do much research because I think the folks at Corporate Express felt like particularly with the retail presence, the Staples brand was very strong and that was the name they wanted to use in the US, in Canada and in Europe. So we’re going to be moving in a prudent way, not too quickly, but I think we’re going to be moving steadily towards having a Staples brand presence in all those geographies and really try to build this as a global brand. The great news is it saves you a ton of money on private label. In terms of percentage, I would say it’s probably fairly comparable. I think Corporate Express might even do a little more as a percentage but they also have a lot more SKUs. So I think probably Corporate Express is a little larger than we are as a percent of total. But yes, we’re going to move to Staples everywhere with the brand, even in Australia it’s something we’re going to look at down the road. Right now Corporate Express is a powerhouse in Australia and New Zealand and nobody has ever heard of Staples. I think we’re going to be very cautious about that one.

David Barden  — Banc of America - Analyst

That’s years 15 to 20? All right, thank you very much.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Maybe it’s Australasia in years 10 to 15. All right, thanks David.

Operator

Our next question comes from the line of Mike Baker with Deutsche Bank.

Mike Baker  — Deutsche Bank - Analyst

Thanks. So just a quick follow-up on some of the accretion synergy numbers. So the accretion slight this year, more next year, that’s GAAP so that includes all charges, interest expense, amortization, et cetera; correct?

John Mahoney  — Staples, Inc. - EVP, CFO

Tax, tip and gratuity.

Mike Baker  — Deutsche Bank - Analyst

Perfect. Okay. And then on the synergy, or I guess the accretion number, so we know the synergy, does it include any contemplation of Corporate Express’ top line getting better or is it taking the existing top line and taking out some cost savings and margin improvement to Corporate Express’ business as it looks now?

John Mahoney  — Staples, Inc. - EVP, CFO

I think as we’ve said, we talked about our revenue growth rate overall. One of the synergies that we think is important, or some of the revenue synergies, for example, we talked about the copy and print, digital printing business that Corporate Express doesn’t offer today, selling that to their customers. They have promotional products business to go along with the business that we originally acquired as American Identity. I think that’s going to be a penetration opportunity, a revenue synergy, share of wallet. There’s a number of those things. Overall I think we would expect to see that as a component of the synergies going forward but it will take some time before we have more detail on that.

Mike Baker  — Deutsche Bank - Analyst

That’s in the 200 to 300?

John Mahoney  — Staples, Inc. - EVP, CFO

Yes.

Mike Baker  — Deutsche Bank - Analyst

And I guess, a couple of people have tried to get to it, but I guess if you add what that 200 to 300 on, something roughly around Corporate Express’ current sales, maybe a little bit higher, you do get a margin that does look like it’s below at least what I estimate your delivery business is in the US. Your contract business I should say, we know what the delivery business is. So is that fair to say, that this current working assumption is for a margin to not quite be where Staples is and therefore I guess that’s where people are looking for potential upside?

John Mahoney  — Staples, Inc. - EVP, CFO

I think as we sit here today we don’t know enough about the profitability of all of their accounts. We don’t know all the elements of the way they operate and so I think what we’ve done is we’ve tried to give you a view of what we have a good understanding of today and, while I’m not saying that we’re sure we’re going to see more than that, we would like to think that there are opportunities beyond that and we’ll let you know about them when we uncover them.

Mike Baker  — Deutsche Bank - Analyst

Perfect. Thank you.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Thanks, Mike.

Operator

Our next question comes from the line of Brian Nagle with UBS. Please proceed.

Brian Nagle  — UBS - Analyst

Good morning.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Hi, Brian.

Brian Nagle  — UBS - Analyst

A couple quick questions on the overall environment. First off, with respect on the contract side, as you’ve been — following the acquisition of Corporate Express. Have you seen any moves on pricing from some of your competitors, as they may try to take advantage of disruption in the marketplace?

Ron Sargent  — Staples, Inc. - Chairman, CEO

On the contract side, I think pricing is probably more up a little birth bit than down because the cost of resin is causing the cost of office products to go up, paper over the last couple years has gone up. I don’t feel like our competitors are being kind of predatory or lowering prices to get customers because I think they’re certainly dealing with profit pressures on their own in terms of passing along some higher costs. So, I don’t see that at all. I think the contract business has been pretty rational.

Brian Nagle  — UBS - Analyst

Great. The second question, more I guess on the retail side. Back to school, you alluded before that I think August started a little bit better than July. Overall, any comments on back-to-school trends thus far?

Ron Sargent  — Staples, Inc. - Chairman, CEO

Yes. We are right in the midst of back-to-school. We’re seeing certainly in the southern states, we’re right in the throes of back to school and really the northeast it’s really kicking in right now. September is our kind of most important back-to-school month and we just don’t know yet. But obviously when you’re talking about negative comps, I’m not happy about any of our sales right now but August does seem a little bit better than June and July but again, May seemed better than April too. It’s just a little hard to know because it’s a little choppy and like I said, we are kind of bumping along the bottom here.

Brian Nagle  — UBS - Analyst

Thanks a lot.

John Mahoney  — Staples, Inc. - EVP, CFO

Probably have time for one more question.

Operator

Our final question comes from the line of Joe Feldman with Telsey Advisory Group. Please proceed.

Joe Feldman  — Telsey Advisory Group - Analyst

Hi, guys, thanks for taking my last question. Quick question also about more of the current environment. Earlier in the call I think, Ron, you had mentioned that you’re seeing this hopefully as more short-lived and one question was what is short-lived in your mind? And two, where can you control expenses? Because at some point I think you would agree you’re going to have to tighten up in order to help to offset some of that comp. I understand wanting to keep the staffing levels at some good service but at some point you will have to take that hit a little bit.

Ron Sargent  — Staples, Inc. - Chairman, CEO

I guess to answer your question, I think at some point you get to a minimum store volume on certain stores that you’re not going to take the hit. You’re going to maintain your service and you’re going to let the margins be what the margins will be. Obviously if you’ve got a $10 million store that moves to a $9 million store you’re going to flex payroll like we do every week. But I don’t think kind of alienating the customer in the short term is worth it. Because we’ve got a long view of this thing and we know that recessions don’t last forever. How long they last, I don’t know. All we’ve got, we’ve had two recessions in our history. One we kind of were growing right through it and the other one which is most recent was 2001 where we saw seven quarters of negative comps. It seemed to be at that case a little more business oriented where this one seems to be a little more consumer-led and whether we’re going to have seven quarters of negative comps or six or eight, it just — I’m not that good at predicting the future or the economic cycle.

We’re certainly squeezing everything we can but we’re — and I think this quarter we made the decision that — you get to the point where even your retail costs, a lot of them are fixed and we just don’t want to mortgage our future because it’s easy to lose customers but it’s very difficult to win them back. I think the other point, I would make internally is, we’re pretty proud of our team, despite the results. They have managed our business very well and very carefully in a very difficult time and they’re working very hard to drive sales, even in this lousy economy we’re facing.

John Mahoney  — Staples, Inc. - EVP, CFO

Just to be clear, we did see the impact of expenses cause our operating margins to deleverage this quarter, I think as we said. So we’ve — I think we’ve reached a point where we are not continuing to cut as aggressively as we would need to to maintain the operating margin at this point.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Part of your biggest fixed expense at this point would be rent. There, as I said earlier, sales kind of cures all ills. Rent is fixed whether your sales are great or your sales are lousy.

Joe Feldman  — Telsey Advisory Group - Analyst

That all makes sense. Thanks for your —

John Mahoney  — Staples, Inc. - EVP, CFO

Thank you, Joe.

Ron Sargent  — Staples, Inc. - Chairman, CEO

Just to wrap up. We’re going to be sharing the details of our second quarter results, we’ll be doing that on September 3. And then we’re going to be having our analyst conference meeting here in Framingham on October 29, with dinner, and then the bulk of the meeting will be the next day on October 30. Thanks for your time this morning and thanks for your continued interest in Staples.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may disconnect at this time. Have a great day.

Forward Looking Statements

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